Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This fourth amendment to the Employment Agreement (as defined below), dated as of September 7, 2006 (this “Amendment”), is made between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Kenneth B. Gilman (“Executive”).

RECITALS

WHEREAS Asbury Automotive Group, L.L.C. and Executive entered into the Employment Agreement, dated as of December 3, 2001, as amended February 26, 2004, November 8, 2004 and November 3, 2005 (the “Employment Agreement”);

WHEREAS, on March 19, 2002, the Company became the successor in interest of Asbury Automotive Group, L.L.C.;

WHEREAS, Executive has indicated his desire to renew the term of the Employment Agreement;

WHEREAS the Company and Executive have agreed to renew the term of the Employment Agreement for an additional year through December 31, 2007, as contemplated by Section 12(c) of the Employment Agreement, and to provide that the Company has an option to further extend the term of the Employment Agreement to April 30, 2008; and

WHEREAS the Company and Executive desire to amend the Employment Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       The term of the Employment Agreement is hereby renewed through December 31, 2007, unless extended at the option of the Company through April 30, 2008 (by delivering notice to Executive at least two (2) months prior to December 31, 2007), unless, in each case, terminated earlier pursuant to Section 15 of the Employment Agreement.  For the avoidance of doubt, should the Company choose to exercise its option to extend the term of the Employment Agreement through April 30, 2008, “Renewal Term” as used in the Employment Agreement shall also include such extension.

2.                                       Section 3(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

(b) Executive shall report directly and exclusively to the Board of Directors, and no other executive officer shall be appointed with authority over the business operations of the Company superior to that of Executive; provided that nothing herein shall be construed to prevent the appointment of the Company’s Chief Operating Officer to the Board of Directors and the exercise by such Chief Operating Officer of any duties and responsibilities within the scope of membership on the Board of Directors.  No other officers, except for the Company’s Chief Financial Officer, shall report directly to the Board of Directors; provided, however, that this sentence shall not be deemed breached by any other officer’s reporting to the Board in order to comply with the Sarbanes-Oxley Act of 2002 or other applicable law or regulation (including applicable stock exchange requirements).  During the Term, the Company shall use its reasonable best efforts to ensure that Executive is elected and re-elected as a director of the Company.

3.                                       Section 3(c) of the Employment Agreement is hereby amended by deleting the first sentence thereof and replacing such sentence with the following:

(c) Executive shall perform such services and duties for the Company as are customarily performed by an executive in Executive’s position at a business such as the Company’s business (in which, among other things, a chief financial officer and a chief operating officer also perform customary services and duties for such positions and a chief operating officer serves as a member of the board of directors with duties and responsibilities within the scope of such membership) and as the Board of Directors may reasonably assign or delegate to him from time to time.

4.                                       Section 12(a) of the Employment Agreement is hereby amended by replacing the first sentence thereof with the following:

If Executive’s employment is terminated for any reason, then, in addition to the other applicable benefits set forth in this Section 12, Executive shall be entitled to receive (i) his Base Salary through the date of his termination, (ii) any Target Bonus or Additional Bonus earned in a previous year that has not yet been paid and (iii) if Executive’s employment is terminated after June 30, 2007, a cash payment equal to (A) the Target Bonus that the Executive was eligible to earn pursuant to Section 5 for the year of such termination (as determined without regard to any discretionary ability to reduce the amount of the bonus that would otherwise be payable under the applicable formula), multiplied by (B) a fraction (x) the numerator of which is the number of days in such year up to the date of termination and (y) the denominator of which is 365 (the “Accrued Obligations”).

5.                                       Sections 12(b)(i)(A) and (B) of the Employment Agreement are hereby amended to read in their entirety as follows:

(A) a lump sum cash payment in the amount of 200% of the present value, as of the date of such termination, of his current Base Salary, said present value to be determined in good faith by the Board of Directors based on an assumption that such amount would be paid over a 24 month period, using the Prime Rate reported by JP Morgan Chase Manhattan Bank as of the close of business on the date of such termination; and

(B) an amount equal to the total bonus, if any, actually earned by Executive pursuant to Section 5 for the year preceding the year in which such termination occurred; provided, however, that if the Company elects to extend the Term of this Agreement through April 30, 2008, and Executive’s employment is terminated as set forth above in Section 12(b)(i) at any time from and including January 1, 2008, through and including April 30, 2008, then the total bonus amount calculated pursuant to this clause (B) will be based on the total bonus amount, if any, actually earned by Executive pursuant to Section 5 in 2006.

6.                                       Section 12(d)(ii)(C) of the Employment Agreement is hereby amended to read in its entirety as follows:

(C) any substantial diminution in Executive’s duties or responsibilities set forth herein, except in connection with the termination of Executive’s employment for Good Cause; provided, however, that no such substantial diminution will be deemed to have occurred merely as a result of the appointment by the Board of Directors of a Chief Operating Officer for the Company and the assignment of customary responsibilities to such Chief Operating Officer that are not inconsistent with Section 3(c) or the appointment of such Chief Operating Officer to the Board of Directors or the exercise by such Chief Operating Officer of any duties or responsibilities within the scope of his membership on the Board of Directors;

7.                                       Section 12(d)(ii)(E) of the Employment Agreement is hereby amended to read in its entirety as follows:

(E) the existence of a direct reporting relationship between the Board of Directors and any employee of the Company other than Executive or the Company’s Chief Financial Officer; provided, however, that this clause (E) shall not be deemed breached by any other officer reporting to the Board of Directors in order to comply with the Sarbanes-Oxley Act of 2002 or other applicable law or regulation (including applicable stock exchange requirements) or by the appointment of the Company’s Chief Operating Officer to the Board of Directors;

8.             Section 12(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

Upon non-renewal of the Employment Agreement by either party at the expiration of the Term or Renewal Term, as applicable, (i) Executive’s employment shall terminate at the expiration of the Term or the Renewal Term, as applicable, and (ii) the Company shall pay to Executive (in addition to the Accrued Obligations) within 30 days of such termination (after execution and delivery by Executive of a Termination Release as defined above) as severance pay the amounts described in Section 12(b)(i)(A) and (B), provided that, for the avoidance of doubt,  Executive shall not be entitled to receive duplicate severance pay under Section 12(b) in the event that severance is paid under this Section 12(c).

9.                                       Except as specifically amended hereby, the other terms and conditions of the Employment Agreement shall remain in full force and effect.

10.                                 This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

11.                                 This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ Michael Durham
Name:	Michael Durham
Title:	Non Executive Chairman

/s/ Kenneth B. Gilman
Kenneth B. Gilman